UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2010

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	000-06253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (870) 541-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On October 18, 2010, Simmons First National Corporation (the “Company”) filed a Current Report on Form 8-K (the “Report”) to report that its wholly-owned subsidiary, Simmons First National Bank (the “Bank”), had entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation (“FDIC”) dated October 15, 2010 (the “Agreement”) to purchase certain loans and other assets and to assume certain deposits and other liabilities of Security Savings Bank, FSB in Olathe, Kansas (“Security”).

On October 21, 2010, the Company filed an amended Current Report on Form 8-K/A (Amendment No. 1) to report under Item 1.01 and Item 2.01 additional details of the terms and conditions of the Agreement, a copy of which was included as Exhibit 2.1 to Amendment No. 1.

This Current Report on Form 8-K/A (Amendment No. 2) is being filed to amend and supplement the disclosure provided in the Original Report, as previously amended and supplemented by Amendment No. 1. This Amendment No. 2 provides an audited Statement of Assets Acquired and Liabilities Assumed, and updates the disclosures provided in Item 2.01 and 9.01 of the Original Report. All financial and other numeric measures of Security as described below were based upon information as of October 15, 2010, and may be subject to change.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2009, and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

Item 2.01                      Completion of Acquisition or Disposition of Assets

The following discussion of assets acquired and liabilities assumed are presented at estimated fair value on the date of the Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to the Company’s audited Statement of Assets Acquired and Liabilities Assumed, dated as of October 15, 2010, and the accompanying notes thereto, which is attached hereto as Exhibit 99.2 and incorporated herein by reference (the Audited Statement). These fair value estimates are based on the information available, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available. The Bank and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of October 15, 2010.

Effective October 15, 2010, the Bank assumed substantially all deposits and acquired certain assets and liabilities of Security from the FDIC, as receiver for Security (the “Acquisition”), pursuant to the terms of a Purchase and Assumption Agreement entered into by and among the Bank, the FDIC, as receiver for Security, and the FDIC.

Under the terms of the Agreement, the Bank acquired approximately $457.6 million in assets, including approximately $226.5 million in loans held and other real estate owned by Security, $75.6 million of investment securities, $11.1 million of cash and cash equivalents (excluding cash paid by the FDIC to complete the Acquisition), a $68.3 million FDIC indemnification asset and $3.1 million of other assets. The Bank also assumed approximately $446.5 million in liabilities, including approximately $338.2 million in customer deposits, $97.9 million in FHLB and other borrowings, and $3.3 million in other liabilities. Additionally, Simmons First National Corporation recorded a deferred tax liability of $7.2 million associated with the $18.3 million pre-tax gain on the transaction. The deposits were acquired at no premium, and net assets were acquired at an aggregate discount to historic book value as of October 15, 2010, of approximately $46.5 million, subject to customary adjustments. In connection with the Acquisition, the FDIC has made a payment to the Bank in the amount of approximately $71.2 million and the bank has established a receivable from the FDIC of approximately $1.9 million, subject to customary post-closing adjustments based upon the final closing date balance sheets for Security.  The cash payment and receivable is settlement for the net equity received, assets discount bid, charge-offs since August 21, 2010, and other customary closing adjustments. The terms of the Agreement provide for the FDIC to indemnify the Bank against certain claims, including claims with respect to liabilities of Security not assumed or otherwise purchased by the Bank, claims made by shareholders of Security and claims based on any prior action or inaction by Security’s directors, officers and other employees.

In connection with the Acquisition, the Bank entered into loss sharing agreements with the FDIC. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Bank for 80% of all losses with respect to covered assets. The Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid the Bank 80% reimbursement under the loss sharing agreements. The loss sharing agreements do not provide loss sharing for consumer loans, estimated to have a fair value of approximately $991,000, which we acquired from Security.

In addition, on December 15, 2020 (the “True-Up Measurement Date”), the Bank has agreed to pay the FDIC 50% of the excess, if any, of (i) 20% of an intrinsic loss estimate of $109.0 million less (ii) the sum of (A) 20% of the net loss amount (the sum of all losses less the sum of all recoveries on covered assets) plus (B) 25% of the asset premium (discount) plus (C) 3.5% of the total loans subject to loss sharing under the loss sharing agreements as specified in the schedules to the Agreement.

All capitalized terms used herein but not otherwise defined are ascribed the meanings as given in the Agreement. The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

The following table summarizes the assets covered by the loss sharing agreements, the amount covered by the FDIC and the fair value:

	October 15, 2010
	Amount Covered
	By FDIC	Fair Value
Assets covered by loss share:	(In Thousands)
Loans receivable covered by loss share	$303,016	$219,158
Foreclosed assets held for sale covered by loss share	14,518	6,363

The amounts covered by the loss sharing agreements are the pre-acquisition book values of the underlying covered assets, the contractual balance of unfunded commitments that were acquired and certain future net direct costs. The loss sharing agreement applicable to single family residential mortgage loans provides for FDIC loss sharing and the Bank reimbursement to the FDIC for ten years. The loss sharing agreement applicable to all other covered assets provides for FDIC loss sharing for five years and the Bank reimbursement of recoveries to the FDIC for eight years.

The loss sharing agreements are subject to certain servicing procedures as specified in the agreements with the FDIC. The fair value of the loss sharing agreements was recorded as an indemnification asset at their estimated fair value of $68.3 million on the acquisition date. The indemnification asset reflects the present value of the expected net cash reimbursement related to the loss sharing agreements described above. Based upon the acquisition date fair values of the net assets acquired, no goodwill was recorded. The transaction resulted in a pre-tax gain of $18.3 million, which will be included in non-interest income in the Company’s December 31, 2010, Consolidated Statements of Income. Due to the difference in tax bases of the assets acquired and liabilities assumed, the Company recorded a deferred tax liability of $7.2 million, resulting in an after-tax gain of $11.1 million.

An analysis of the likely short-term and long-term effects of the loss sharing agreements on the Company’s cash flows and reported results is included in Item 9.01(a) below.

Item 9.01                      Financial Statements and Exhibits

(a)         Financial Statements of Business Acquired

As set forth in Item 2.01 above, on October 15, 2010, the Bank acquired certain assets and assumed substantially all deposits and certain liabilities of Security pursuant to the Agreement. A narrative description of the anticipated effects of the Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the SEC and the Audited Statement, which is attached hereto as Exhibit 99.2.

The Acquisition increased the Company’s total assets and total deposits by approximately 15.2% and 14.2%, respectively, as compared with balances at September 30, 2010, and is expected to positively affect the Company’s operating results, to the extent the Company earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Company to successfully collect interest and principal on loans acquired and collect reimbursement from the FDIC on the related indemnification asset will also impact cash flows and operating results.

The Company considers that the determination of the initial fair value of loans and other real estate owned acquired in the October 15, 2010, FDIC assisted transaction and the initial fair value of the related FDIC indemnification asset involves a high degree of judgment and complexity. The carrying value of the acquired loans, the other real estate owned and the FDIC indemnification asset reflect management’s best estimate of the amount to be realized on each of these assets. The Company estimated the acquisition date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 805, Business Combinations (formerly Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations). However, the amount that the Company realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement primarily as a result of changes in the timing and amount of collections on the acquired loans and sales of other real estate owned in future periods. Because of the loss sharing agreements with the FDIC on these assets, as described in Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual values realized for the acquired loans and other real estate owned differ from the estimated amounts; the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

Financial Condition

In the Acquisition, the Bank purchased $220.1 million in loans receivable, at fair value, net of an $84.0 million estimated discount to the outstanding principal balance, representing approximately 12.6% of the Company’s total loans (net of the allowance for loan losses) at September 30, 2010. Foreclosed assets acquired were $6.4 million at fair value.

The Bank acquired $11.1 million in cash and cash equivalents in the transaction. In addition to the cash and cash equivalents acquired, the Bank received $73.1 million from the FDIC ($71.2 million was received in cash and the Bank has established a receivable from the FDIC of approximately $1.9 million). The Bank also acquired $75.6 million in securities, at fair value. These assets provided additional liquidity to the Company.

The following table presents information with respect to the fair value of certain acquired earning assets and loans, as well as their book balance at acquisition date, contractual term and average effective yield.

Schedule of Earning Assets Acquired

	October 15, 2010
			Average	Effective
	Initial	Fair	Months to	Interest
	Value	Value	Maturity	Rate
	(Dollars in thousands)
Earnings assets
Mortgage-backed securities	$67,874	$67,874	**	**
FHLB stock	7,747	7,747	--	2.64%
Loans receivable not covered by loss share:
Consumer	1,101	991	44	5.23
Loans receivable covered by FDIC loss share:
Performing fixed rate loans	54,345	48,788	106	5.97
Criticized fixed rate loans	21,051	16,375	25	5.55
Sub-standard and nonaccrual fixed rate loans	39,322	21,549	19	5.50
Performing variable rate loans	87,394	74,061	88	6.32
Criticized variable rate loans	22,994	17,806	55	6.29
Sub-standard and nonaccrual variable rate loans	77,910	40,579	28	6.02
Total loans	$304,117	$220,149
Total earning assets	$379,738	$295,770

** Amount is not meaningful, as the mortgage-backed securities acquired from Security did not fit the Bank’s current investment strategies and were liquidated during the fourth quarter of 2010.

In the acquisition, the Bank assumed $338.2 million in deposits, at fair value. This amount represents approximately 14.2% of the Company’s total deposits of $2.38 billion at September 30, 2010. Demand and non-interest bearing, savings and interest bearing transaction accounts, and time deposits assumed were $82.6 million, $8.6 million and $247.0 million, respectively.

In its assumption of the deposit liabilities, the Company believed that the customer relationships associated with these deposits have intangible value. The Company applied FASB ASC 805, which prescribes the accounting for goodwill and other intangible assets such as core deposit intangibles, in a business combination. The Bank determined the estimated fair value of the core deposit intangible asset totaled $1.5 million, which will be amortized utilizing a straight line method over an estimated economic life of 10 years. In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.

Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Future capital will be reduced by the amount of expected amortization, net of any tax effect. Since amortization is a noncash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital. It is expected that the results of disallowing this intangible asset should not materially affect the Company’s or the Bank’s regulatory capital ratios.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its Consolidated Statement of Income.

Nonperforming Loans

ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, applies to a loan with evidence of deterioration of credit quality since origination, for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. ASC Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. The Company evaluated loans purchased in conjunction with the Security acquisition for impairment in accordance with the provisions of ASC Topic 310-30. Purchased covered loans are considered impaired if there is evidence of credit deterioration since origination and if it is probable that not all contractually required payments will be collected. All covered loans acquired in this transaction were deemed to be impaired loans. These loans were not classified as nonperforming assets at October 15, 2010, as the loans are accounted for on a pooled basis and the pools are considered to be performing. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, is being recognized on all purchased impaired loans.

A summary of nonaccrual loans at October 15, 2010, follows:

Nonaccrual Loans

October 15, 2010
	Amount Not	Assets Covered
	Covered by	by FDIC
	Loss Share	Loss Share	Total
(In Thousands)
Nonaccrual loans	$--	$19,769	$19,769

Operating Results and Cash Flows. The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This Acquisition was attractive to the Company for a variety of reasons, including the:

•	ability to expand into an opportunistic market with Simmons’ first entry into Kansas;

•	anticipated profitability in the pricing of the acquired loan portfolio including the indemnification asset;

•
attractiveness of immediate core deposit growth with low cost of funds given that over the past several years, organic deposit growth has been exceptionally difficult as financial institutions compete for deposits. This acquisition allowed us to immediately increase deposits at an attractive cost;

•	ability to leverage and deploy a portion of Simmons’ recent underwritten public common equity offering in which the Company sold common stock for net proceeds of approximately $70.5 million.

Based on these and other factors, including the level of FDIC support related to the acquired loans and foreclosed assets, the Company believes that this acquisition will have an immediate positive impact on its earnings.

The Security transaction had an immediate accretive impact to the Company’s financial results as it recognized a pre-tax gain on acquisition of $18.3 million. The transaction resulted in an $11.1 million after-tax gain.

Based on September 30, 2010, information, total assets acquired make up 15.2%, or $457.6 million, of the Company’s total assets of $3.02 billion, and total deposits assumed make up 14.2%, or $338.2 million, of the Company’s total deposits of $2.38 billion. The Company believes that the transaction will improve the Company’s net interest income, as the Bank earns more interest on its loans and investments than it pays in interest on deposits and borrowings.

The extent to which the Bank’s operating results may be adversely affected by the acquired loans and other real estate owned is largely offset by the loss sharing agreements and the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of ASC Topic 310-30, the fair values of the acquired loans and other real estate owned reflect an estimate of expected credit losses related to these assets. As a result, the Company’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected credit losses reflected in the fair value of these assets at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair values were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

The long-term effects that the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices. In addition, the Company recorded substantial discounts related to the purchase of these covered assets.

Liquidity and Capital Resources. The transaction significantly enhanced the liquidity position of the Bank. The Company acquired $11.1 million in cash and cash equivalents as well as $75.6 million of investment securities, the majority of which were liquidated during the fourth quarter of 2010. In addition, the FDIC transferred $71.2 million in cash to the Bank to compensate for the net liability that resulted from the transfer of Security’s assets and liabilities adjusted for the Bank’s discount bid.

Deposits in the amount of $338.2 million were also assumed. Of this amount, 27.0%, or $91.2 million, were in the form of highly liquid transaction accounts. Certificates of deposit and other time deposits comprised 73.0%, or $247.0 million, of total deposits.

At September 30, 2010, the Company was considered “well-capitalized” under relevant regulatory ratios. The Company remains “well-capitalized” after taking into consideration the results of the transaction. The Company had the following pro-forma capital ratios at October 15, 2010 (includes the effects of this FDIC assisted transaction) and September 30, 2010:

	Pro-Forma
	October 15, 2010	September 30, 2010
Tier 1 leverage ratio	10.9%	12.3%
Tier 1 risk-based capital ratio	17.8	19.2
Total risk-based capital ratio	18.9	20.4

At September 30, 2010, the Bank was considered “well-capitalized” under relevant regulatory ratios. The Bank remains “well-capitalized” after taking into consideration the results of the transaction and $34.0 million additional capital injected by the Company. The Bank had the following pro-forma capital ratios at October 15, 2010 (includes the effects of this FDIC assisted transaction) and September 30, 2010:

	Pro-Forma
	October 15, 2010	September 30, 2010
Tier 1 leverage ratio	8.0%	7.7%
Tier 1 risk-based capital ratio	14.1	12.6
Total risk-based capital ratio	15.0	13.7

Financial Statements

Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) is an audited Statement of Assets Acquired and Liabilities Assumed by Simmons First National Bank (a wholly owned subsidiary of Simmons First National Corporation) related to its acquisition of Security at October 15, 2010, and the accompanying notes thereto.

Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at October 15, 2010
Notes to Statement of Assets Acquired and Liabilities Assumed

The Company has omitted certain financial information of Security required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the Commission in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (SAB:1K). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution that are not reasonably available.

(d)         Exhibits

2.1
Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Security Savings Bank, FSB, Olathe, Kansas,  the Federal Deposit Insurance Corporation, and Simmons First National Bank, dated as of October 15, 2010 (filed as Exhibit 2.1 to the Form 8-K/A on October 15, 2010, and incorporated herein by reference).

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Press Release: Simmons First Announces Expansion into Kansas (filed as Exhibit 99.1 to the Form 8-K on October 15, 2010, and incorporated herein by reference).

99.2	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at October 15, 2010 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simmons First National Corporation
(Registrant)

December 30, 2010	/s/ Robert A. Fehlman
(Date)	Robert A. Fehlman
Executive Vice President and Chief Financial Officer